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                                                                      EXHIBIT 99


Myers Industries Announces Agreement to Acquire Material
Handling Division of Sommer Allibert

AKRON, Ohio-Dec. 3, 1998--Myers Industries, Inc. (AMEX:MYE)has agreed to acquire for approximately $130 million in cash the plastic material handling division of Sommer Allibert, with facilities in Europe and North America. The acquisition includes 100 percent of the partnership interests in Allibert-Contico, a joint venture between Sommer Allibert and Contico International, Inc., based in St. Louis, Missouri. The businesses contained in the acquisition had 1997 net sales of approximately $140 million. Closing of the transaction should be early in the first quarter of 1999, following required regulatory clearances and customary conditions of closing. The acquisition should not have a material effect on Myers' 1999 earnings, however it is expected to be accretive thereafter.

"We are enthusiastic about the opportunities this acquisition offers," said Stephen E. Myers, president and chief executive officer of Myers Industries. "It will establish an immediate and significant international presence for our Company and provide us with excellent competitive tools for sustainable long-term growth.

"The addition of Sommer Allibert's material handling division will broaden our existing product offering, expand our resource pool of talent, increase our manufacturing capacity, and add significant market share in both Europe and the United States."

Sommer Allibert's material handling division, based in France, is a leading supplier of plastic bulk containers, totes, pallets, and tanks to the European and North American markets. The division operates seven manufacturing facilities--two each in France and Spain, one in the United Kingdom, one in the United States, and a 50 percent interest in a joint venture in china. Most of these facilities are ISO 9000 certified and utilize injection molding, rotomolding, winding extrusion, and structural foam injection molding processes to produce more than 1,000 products. Additional sales offices are located in Austria, Belgium Canada, Germany, Italy, Portugal, and the United States. The products meet diverse shipping, handling, and storage needs in many industries, including agriculture, appliance, automotive, chemical, food, logistics, medical, plastics, and rubber. The material handling division employs more than 900 people.

"We at Myers industries have a strong admiration and respect for Sommer Allibert, its product lines, management and employees," Mr. Myers continued. "Our commitment to this financial investment is an important indicator of our determination for the success of this venture. It will be a welcome addition to Myers Industries."

Myers Industries, Inc. is a manufacturer of polymer and metal products for industrial, commercial, and consumer markets, and the largest wholesale distributor of tools, equipment, and supplies for the tire service and automotive underbody repair industry in the United States.

Safe Harbor Statement: Statements in this press release may include forward-looking statements that involve a number of risks and uncertainties that could cause actual results to materially differ from those discussed. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement.

Contact:: Myers Industries, Inc., Stephen Durinsky, 330253/5592